Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR THIRD QUARTER ENDED SEPTEMBER 30, 2012

BOSTON, MA — October 22, 2012 — Stream Global Services, Inc., a leading global business process outsource (BPO) service provider specializing in customer relationship management including technical support and sales programs for Fortune 1000 companies, today announced consolidated financial results for the three and nine months ended September 30, 2012.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “We are very pleased to report a 34% increase in Adjusted EBITDA for the quarter ended September 30, 2012 over the comparable period in 2011.  Our focus on our core operating metrics has resulted in dramatic Adjusted EBITDA growth over 2011.  We are pleased to report that we have expanded our Philippines presence with the opening of new call center operations in Manila and Cebu.”

Third Quarter 2012 Financial Highlights

•                           Revenue for the quarter ended September 30, 2012 was $211 million, an increase of $3 million, or 1%, from the same period in 2011.  The increase is principally due to increased volume in offshore locations partially offset by fluctuations in currency exchange rates (primarily the Euro) of approximately $5 million and lower volumes in European locations.

•                           Gross profit increased approximately $4 million, or 5% from the third quarter of 2011. The gross profit percentage was 42.2% and 40.9% for the third quarter of 2012 and 2011, respectively.

•                           Income from operations excluding severance, restructuring and other charges, net for the quarter ended September 30, 2012 was income of $11 million versus income of $3 million for the same period in 2011. This improvement is largely the result of the realization of operational changes and cost efficiencies that took place in 2011. For the first nine-months of 2012, income from operations excluding severance, restructuring and other charges was income of $22 million, an increase of $12 million from income of $10 million in the comparable period in 2011.

•                           Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $26 million for the third quarter of 2012 and $20 million for the third quarter of 2011. Changes in currency rates did not have a material impact on Adjusted EBITDA in the third quarter of 2012.

•                           Net loss was $2 million and $17 million for the three and nine months ended September 30, 2012 compared to a net loss of $10 million and $28 million for the same periods in 2011.

•                           Days sales outstanding increased from 69 days at September 30, 2011 to 71 days at September 30, 2012 due to the timing of quarter end accounts receivable collections.  These receivables were substantially collected in October 2012.

•                           Cash flow used in operating activities for the third quarter 2012 was $3 million, a decrease of $8 million from cash flow provided by operating activities in the third quarter of 2011 largely due to quarter end timing of accounts receivable collections.  Free cash flow (operating cash flow less additions to equipment and fixtures and new capital lease financing) for the three and nine months ended September 30, 2012 was outflows of $26 million and $9 million, respectively, a decrease of $14 million and $21 million from an outflow of $12 million and an inflow of $12 million for the three and nine months ended September 30, 2011, respectively.  Spending on capital equipment increased $7 million and $5 million in the three and nine months ended September 30, 2012 versus the same periods in 2011 primarily due to call center expansions in the Philippines.

Adjusted EBITDA is a non-GAAP financial measure. For more information, please see the disclosure below under the heading “Non-GAAP Financial Information” and the reconciliation tables at the end of this press release.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Nicaragua, the Dominican Republic, El Salvador and China, was $158 million and $463 million for the three and nine months ended September 30, 2012 compared to $149 million and $449 million for the same periods in 2011.

Gross profit generated by the Americas region was $70 million and $203 million for the three and nine months ended September 30, 2012 compared to $64 million and $196 million for the same periods in 2011. The gross margin percentage was 44.2% and 43.8% for the three and nine months ended September 30, 2012 and was 43.1% and 43.6% for the same periods in 2011.

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the three and nine months ended September 30, 2012 was $53 million and $161 million compared to $59 million and $178 million for the same periods in 2011. Revenue would have been $5 million and $11 million higher in the three and nine months ended September 30, 2012, respectively, excluding the effect of the strengthening dollar versus the Euro.

Gross profit generated by the EMEA region was $19 million and $57 million for the three and nine months ended September 30, 2012 compared to $21 million and $62 million for the same periods in 2011. The gross margin percentage was 36.1% and 35.3% for the three and nine months ended September 30, 2012 and was 35.5% and 34.9% for the same periods in 2011.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, which includes non-agent service center costs, were $64 million or 30% of revenue during the three months ended September 30, 2012 compared to $66 million or 32% of revenue during the same period in 2011. The decrease is primarily the result of continued efforts to further drive efficiency into operations and lower expense for variable compensation on a year over year basis.

Liquidity and Capital Resources

At September 30, 2012, cash and cash equivalents was $12 million, down from $25 million at December 31, 2011. The balance on the revolving line of credit was $37 million and $45 million at September 30, 2012 and December 31, 2011, respectively. At September 30, 2012, the company had in excess of $58 million of availability which could be drawn under its revolving line of credit.

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 35,000 employees capable of supporting over 35 languages across approximately 52 locations in 22 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements concerning expectations regarding future operating performance and economic and market conditions. The forward looking statements made are neither promises nor guarantees, and are subject to risk and uncertainties that could cause our actual results to differ materially from those anticipated or indicated, including, without limitation, risks and uncertainties relating to our current operation in, as well as entry into, new markets; changes in general economic and business conditions; fluctuations in foreign currency rates; fluctuations in sales volume, timing and sales cycles; our ability to retain our employees in light of competition for agents; our ability to make payments required under our outstanding indebtedness; delays in obtaining new clients or sales from existing clients; delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches, civil unrest or political upheaval, and other similar events; litigation; intense competition in the marketplace from competitors; future acquisitions, joint ventures or other strategic investments; and our ability to obtain necessary financing in the future plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$210,931	$207,996	$624,213	$626,825
Direct cost of revenue	121,997	122,909	364,775	369,010

Gross profit	88,934	85,087	259,438	257,815

Operating expenses:
Selling, general and administrative expenses	63,665	66,202	194,526	202,238
Severance, restructuring and other charges, net	3,419	2,449	12,871	8,595
Depreciation expense	10,971	11,455	32,478	32,413
Amortization expense	3,583	4,393	10,749	13,180

Total operating expenses	81,638	84,499	250,624	256,426

Income from operations	7,296	588	8,814	1,389

Interest expense	7,422	7,250	22,087	21,656
Foreign currency transaction loss	1,258	2,713	1,053	4,122

Loss before provision for income taxes	(1,384)	(9,375)	(14,326)	(24,389)
Provision for income taxes	797	378	2,976	3,337

Net loss	$(2,181)	$(9,753)	$(17,302)	$(27,726)

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011

Assets:
Current assets:
Cash and cash equivalents	$12,116	$24,586
Accounts receivable, net	166,603	165,963
Other current assets	28,517	27,822

Total current assets	207,236	218,371
Equipment and fixtures, net	95,578	87,611
Goodwill, intangible assets, and other long-term assets	300,340	312,052

Total assets	$603,154	$618,034

Liabilities and Stockholders’ Equity:
Current liabilities	$121,650	$121,932
Revolving line of credit	36,660	44,755
Debt, net of discounts	202,603	195,019
Capital lease obligations	6,773	9,964
Deferred income taxes	16,219	19,103
Other long-term liabilities	15,630	13,817

Total liabilities	399,535	404,590

Stockholders’ equity	203,619	213,444

Total liabilities and stockholders’ equity	$603,154	$618,034

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Activities:
Net loss	$(2,181)	$(9,753)	$(17,302)	$(27,726)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	14,554	15,848	43,227	45,593
Other non-cash expenses	1,864	2,569	6,232	5,585
Changes in operating assets and liabilities	(17,428)	(3,903)	(28)	24,119

Net cash provided by (used in) operating activities	$(3,191)	$4,761	$32,129	$47,571

Investing Activities:
Additions to equipment and fixtures	$(20,708)	$(10,106)	$(36,556)	$(26,827)

Net cash used in investing activities	$(20,708)	$(10,106)	$(36,556)	$(26,827)

Net cash provided by (used in) financing activities	$23,515	$5,721	$(8,132)	$(16,546)
Effect of exchange rates on cash and cash equivalents	1,346	(2,798)	89	(1,317)

Net increase (decrease) in cash and cash equivalents	$962	$(2,422)	$(12,470)	$2,881
Cash and cash equivalents, beginning of period	$11,154	$23,792	$24,586	$18,489

Cash and cash equivalents, end of period	$12,116	$21,370	$12,116	$21,370

Supplemental Item:
Capital lease financing	$2,348	$6,430	$4,592	$9,098

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Income from Operations Excluding Severance, restructuring and other charges, net

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating income as shown on a GAAP basis	$7,296	$588	$8,814	$1,389
Severance, restructuring and other charges, net	3,419	2,449	12,871	8,595

Income from operations excluding severance, restructuring and other charges, net	$10,715	$3,037	$21,685	$9,984

 Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating income as shown on a GAAP basis	$7,296	$588	$8,814	$1,389
Add items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	14,554	15,848	43,227	45,593
Severance, restructuring and other charges, net	3,419	2,449	12,871	8,595
Stock based compensation expense	836	643	2,310	1,880

Adjusted EBITDA	$26,105	$19,528	$67,222	$57,457

 Reconciliation of GAAP to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operations	$(3,191)	$4,761	$32,129	$47,571
Add (deduct) items to reconcile to non-GAAP Free Cash Flow:
Additions to equipment and fixtures	(20,708)	(10,106)	(36,556)	(26,827)
Capital lease financing	(2,348)	(6,430)	(4,592)	(9,098)

Free cash flow	$(26,247)	$(11,775)	$(9,019)	$11,646